Exhibit 99.1

Verra Mobility Announces Second Quarter 2024 Financial Results

•
Total revenue of $222.4 million
•
Net income of $34.2 million
•
Net cash provided from operations of $40.0 million
•
Reaffirming 2024 financial guidance

MESA, Ariz., August 8, 2024 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the second quarter ended June 30, 2024.

“We delivered an outstanding second quarter, highlighted by strong revenue and earnings growth,” said David Roberts, President and CEO, Verra Mobility. “Travel demand remains robust driving continued strength in Commercial Services and increasing demand for automated traffic enforcement is driving strong performance in Government Solutions. Moreover, we are seeing a strong and growing bid pipeline for automated enforcement programs in our Government Solutions business. Based on our first half financial performance and anticipated outlook for the remainder of the year, we are reaffirming our full year guidance.”

Second Quarter 2024 Financial Highlights

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Revenue: Total revenue for the second quarter of 2024 was $222.4 million, an increase of 9% compared to $204.5 million for the second quarter of 2023. Service revenue growth was 8%, driven by 10% growth in Commercial Services and 8% growth from our Government Solutions segment. Commercial Services revenue growth was due to increases in travel volume and related tolling activity, and the growth in Government Solutions service revenue was driven by the expansion of speed programs and maintenance programs for international customers. Parking Solutions service revenue was relatively consistent at $16.6 million for both 2024 and 2023. Increased revenue from software as a service product offerings was partially offset by reduction in professional services related to parking management solutions.
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Net income and Earnings Per Share (EPS): Net income for the second quarter of 2024 was $34.2 million, or $0.20 per share, based on 168.6 million diluted weighted average shares outstanding. Net income for the comparable 2023 period was $19.1 million, or $0.13 per share, based on 152.6 million diluted weighted average shares outstanding.
•
Adjusted EPS: Adjusted EPS for the second quarter of 2024 was $0.31 per share compared to $0.29 per share for the second quarter of 2023.
•
Adjusted EBITDA: Adjusted EBITDA was $102.2 million for the second quarter of 2024 compared to $95.0 million for the same period last year. Adjusted EBITDA margin was 46% of total revenue for 2024 and 2023.

•
Net Cash Provided from Operations: Cash provided by operating activities decreased by approximately $22.7 million from $62.7 million for the three months ended June 30, 2023 to $40.0 million for the three months ended June 30, 2024 due primarily to timing considerations related to cash tax payments and cash collections.
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Adjusted Free Cash Flow: Adjusted Free Cash Flow was $26.0 million for the second quarter of 2024 compared to $51.0 million for the same period last year. There were no adjustments to Free Cash Flow in the second quarter of 2024.

We report our results of operations based on three operating segments:

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Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
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Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
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Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

Second Quarter 2024 Segment Detail

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The Commercial Services segment generated total revenue of $104.0 million, a 10% increase compared to $94.5 million in the same period in 2023. Segment profit was $69.5 million, a 14% increase from $61.1 million in the prior year. The increases in revenue and segment profit compared to the prior period resulted from increased travel volume for our rental car company customers as well as the increase in enrolled vehicles and higher tolling activity for our fleet management company customers. The segment profit margin was 67% for 2024 and 65% for 2023.
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The Government Solutions segment generated total revenue of $97.7 million, an 11% increase compared to $88.3 million in the same period in 2023. The increase was due to an 8% increase in recurring service revenue over the prior year quarter, primarily driven by the expansion of speed programs and maintenance programs for international customers. The segment profit was $29.9 million in 2024 compared to $30.4 million in the prior year with segment profit margins of 31% for 2024 and 34% for 2023. The decrease in segment profit is primarily attributable to increased operating expenses associated with enhancing customer-facing platforms and systems.
•
The Parking Solutions segment generated total revenue of $20.7 million, a 5% decrease compared to $21.8 million in the same period in 2023 partly due to a decrease in one-time product sales compared to the prior year quarter. The segment profit was $2.8 million compared to $3.5 million in the prior year with segment profit margins of 14% for 2024 and 16% for 2023. The decrease in segment profit is primarily due to a decrease in product sales and an increase in selling and general expenses.

Liquidity: As of June 30, 2024, cash and cash equivalents were $122.0 million, and we generated $40.0 million in net cash provided by operating activities for the three months ended June 30, 2024.

Net Debt and Net Leverage: As of June 30, 2024, Net Debt was $928.1 million and Net Leverage was 2.4x, as compared to $918.3 million and 2.5x in the year ended December 31, 2023.

Share Repurchases

In October 2023, our Board of Directors authorized a new share repurchase program for up to an aggregate amount of $100.0 million of our outstanding shares of Class A Common Stock over an 18-month period in open market, accelerated share repurchase or privately negotiated transactions. On June 6, 2024, we entered into a share repurchase agreement with a stockholder, pursuant to which we repurchased, directly from the stockholder, 2.0 million shares of our Class A Common Stock for an aggregate purchase price of $51.5 million. The repurchased shares were subsequently retired. As of June 30, 2024, approximately $48.5 million remains available under our authorized share repurchase program.

2024 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

Based on our second quarter results and our outlook for the remainder of the year, we are reaffirming guidance as provided in our first quarter 2024 update.

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Total Revenue at the upper-end of the range of $865 million to $880 million
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Adjusted EBITDA at the upper-end of the range of $395 million to $405 million
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Adjusted EPS at the upper-end of the range of $1.15 to $1.20; and,
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Adjusted Free Cash Flow of $155 million to $165 million
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Net Leverage of approximately 2.0x

Underlying Assumptions for 2024 Full Year Guidance

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Weighted average fully diluted share count expected to be approximately 168 million shares for the full year
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Effective tax rate (including state taxes) is expected to be 30%; with approximately $55 million in total cash taxes expected to be paid in 2024. The effective tax rate for Non-GAAP adjustments is provided in the Reconciliation of Net Income to Adjusted Net Income and Calculation of Adjusted EPS
•
Depreciation and amortization expense expected to be approximately $110 million for 2024
•
Total interest expense, net expected to be approximately $80 million, of which approximately $75 million is expected to be net cash interest paid
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Change in working capital (change in operating assets and liabilities) is expected to result in a use of cash of approximately $20 million for 2024, excluding the one-time $31.5 million PlusPass legal settlement costs
•
Capex of approximately $90 million

Conference Call Details

Date: August 8, 2024

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-800-717-1738

Outside of U.S. and Canada Dial-in: 1-646-307-1865 for international callers

Request a return call: Available by clicking on the following link and requesting a return call: callme.viavid.com

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on August 22, 2024, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 1122452. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

A copy of the earnings call presentation will be posted to our website.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Our transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. We are headquartered in Arizona, and operate in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Forward-looking statements include statements regarding the changes and trends in the market for our products and services, expected operating results and metrics, such as revenue growth, expansion plans and opportunities, 2024 full year guidance, including expected total revenue, Adjusted EBITDA, Adjusted EPS, Adjusted Free Cash Flow and Net Leverage, and the underlying assumptions for the 2024 full year guidance, including expected weighted average fully-diluted share count, effective tax rate and cash taxes, expected depreciation and amortization, expected interest expense, net and total net cash interest, expected change in working capital and expected purchases of installation and service parts and property and equipment. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, customer concentration in our Commercial Services and Government Solutions segments; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failure in or breaches of our networks or systems, including as a result of cyber-attacks or other incidents; risks and uncertainties related to our international operations/our ability to develop and successfully market new products and technologies into new markets; our failure to acquire necessary intellectual property or adequately protect our intellectual property; our ability to manage our substantial level of indebtedness; our ability to maintain an effective system of internal controls, including our ability to remedy our material weakness on a timely basis; our ability to properly perform under our contracts and otherwise satisfy our customers; decreased interest in outsourcing from our customers; our ability to keep up with technological developments and changing customer preferences; our ability to compete in a highly competitive and rapidly evolving market; risks and uncertainties related to our share repurchase program; risks and uncertainties related to litigation, disputes and regulatory investigations; our reliance on specialized third-party vendors and service providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2023 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2024. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website including our quarterly earnings presentation as a means of disclosing material non-public information, additional financial and operating metrics and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, or Adjusted Free Cash Flow which are included in our 2024 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income as well as Adjusted EPS to net income per share, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use the non-GAAP metrics EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Net Income, Adjusted EPS, Adjusted EBITDA Margin, Net Debt, and Net Leverage to measure our performance from period to period, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance, liquidity and leverage relative to other periods. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share, other consolidated income, cash flow or debt data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define "EBITDA" as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. "Adjusted EBITDA" further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities.

Free Cash Flow

We define "Free Cash Flow" as cash flow from operations less capital expenditures.

Adjusted Free Cash Flow

We define "Adjusted Free Cash Flow" as Free Cash Flow which further excludes certain one-time and non-recurring items.

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

Net Debt

We define “Net Debt” as total long-term debt (including current portion of long-term debt) excluding original issue discounts and unamortized deferred financing costs, less cash and cash equivalents.

Net Leverage

We define “Net Leverage” as Net Debt divided by the trailing twelve months Adjusted EBITDA as of the current quarter-end.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$122,020	$136,309
Restricted cash	3,378	3,413
Accounts receivable (net of allowance for credit losses of $21.6 million and $18.5 million at June 30, 2024 and December 31, 2023, respectively)	210,207	197,824
Unbilled receivables	44,151	37,065
Inventory	17,165	17,966
Prepaid expenses and other current assets	52,721	46,961
Total current assets	449,642	439,538
Installation and service parts, net	23,347	22,895
Property and equipment, net	133,314	123,248
Operating lease assets	30,346	33,523
Intangible assets, net	266,971	301,025
Goodwill	834,745	835,835
Other non-current assets	34,632	33,919
Total assets	$1,772,997	$1,789,983
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$84,888	$78,749
Deferred revenue	26,402	28,788
Accrued liabilities	58,911	93,119
Tax receivable agreement liability, current portion	5,098	5,098
Current portion of long-term debt	—	9,019
Total current liabilities	175,299	214,773
Long-term debt, net of current portion	1,036,338	1,029,113
Operating lease liabilities, net of current portion	26,666	29,124
Tax receivable agreement liability, net of current portion	48,369	48,369
Asset retirement obligations	15,258	14,580
Deferred tax liabilities, net	16,835	18,360
Other long-term liabilities	15,605	14,197
Total liabilities	1,334,370	1,368,516
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	16	17
Additional paid-in capital	556,494	557,513
Accumulated deficit	(105,881)	(125,887)
Accumulated other comprehensive loss	(12,002)	(10,176)
Total stockholders' equity	438,627	421,467
Total liabilities and stockholders' equity	$1,772,997	$1,789,983

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2024	2023	2024	2023
Service revenue	$212,017	$196,050	$414,738	$380,748
Product sales	10,409	8,411	17,418	15,616
Total revenue	222,426	204,461	432,156	396,364
Cost of service revenue, excluding depreciation and amortization	4,641	4,338	8,946	8,568
Cost of product sales	7,848	5,962	13,134	11,345
Operating expenses	74,903	65,657	145,543	127,500
Selling, general and administrative expenses	46,343	43,205	94,514	83,218
Depreciation, amortization and (gain) loss on disposal of assets, net	27,522	29,088	54,497	59,421
Total costs and expenses	161,257	148,250	316,634	290,052
Income from operations	61,169	56,211	115,522	106,312
Interest expense, net	18,845	22,771	38,480	45,458
Change in fair value of private placement warrants	—	10,918	—	25,519
Gain on interest rate swap	(23)	(4,805)	(419)	(2,007)
Loss on extinguishment of debt	—	209	595	1,558
Other income, net	(5,245)	(4,512)	(9,698)	(8,268)
Total other expenses	13,577	24,581	28,958	62,260
Income before income taxes	47,592	31,630	86,564	44,052
Income tax provision	13,369	12,522	23,192	20,367
Net income	$34,223	$19,108	$63,372	$23,685
Other comprehensive income (loss):
Change in foreign currency translation adjustment	1,434	718	(1,826)	628
Total comprehensive income	$35,657	$19,826	$61,546	$24,313
Net income per share:
Basic	$0.21	$0.13	$0.38	$0.16
Diluted	$0.20	$0.13	$0.38	$0.16
Weighted average shares outstanding:
Basic	166,064	151,132	166,152	150,151
Diluted	168,615	152,590	168,670	151,586

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended June 30,
($ in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$34,223	$19,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,465	28,996
Amortization of deferred financing costs and discounts	1,033	1,192
Change in fair value of private placement warrants	—	10,918
Change in fair value of interest rate swap	249	(5,115)
Loss on extinguishment of debt	—	209
Credit loss expense	4,059	3,259
Deferred income taxes	(1,395)	(2,484)
Stock-based compensation	6,590	4,525
Other	146	126
Changes in operating assets and liabilities:
Accounts receivable	(32,191)	(4,849)
Unbilled receivables	(730)	(2,656)
Inventory	174	(235)
Prepaid expenses and other assets	(9,757)	(3,232)
Deferred revenue	1,623	5,673
Accounts payable and other current liabilities	9,613	13,181
Other liabilities	(1,066)	(5,906)
Net cash provided by operating activities	40,036	62,710
Cash Flows from Investing Activities:
Cash receipts (payments) for interest rate swap	272	(310)
Purchases of installation and service parts and property and equipment	(14,054)	(11,726)
Cash proceeds from the sale of assets	42	95
Net cash used in investing activities	(13,740)	(11,941)
Cash Flows from Financing Activities:
Repayment of long-term debt	(2,254)	(12,254)
Payment of debt issuance costs	(117)	(148)
Proceeds from the exercise of warrants	—	105,750
Share repurchases and retirement	(51,500)	—
Proceeds from the exercise of stock options	285	1,689
Payment of employee tax withholding related to RSUs and PSUs vesting	(1,050)	(502)
Net cash (used in) provided by financing activities	(54,636)	94,535
Effect of exchange rate changes on cash and cash equivalents	510	378
Net (decrease) increase in cash, cash equivalents and restricted cash	(27,830)	145,682
Cash, cash equivalents and restricted cash - beginning of period	153,228	67,817
Cash, cash equivalents and restricted cash - end of period	$125,398	$213,499

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
($ in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$63,372	$23,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,351	59,305
Amortization of deferred financing costs and discounts	2,394	2,469
Change in fair value of private placement warrants	—	25,519
Change in fair value of interest rate swap	147	(3,563)
Loss on extinguishment of debt	595	1,558
Credit loss expense	9,306	4,956
Deferred income taxes	(699)	(4,733)
Stock-based compensation	12,148	7,903
Other	465	134
Changes in operating assets and liabilities:
Accounts receivable	(21,968)	(21,071)
Unbilled receivables	(7,231)	(6,120)
Inventory	653	(55)
Prepaid expenses and other assets	(4,192)	3,000
Deferred revenue	(2,208)	5,768
Accounts payable and other current liabilities	(31,170)	8,890
Other liabilities	(1,595)	282
Net cash provided by operating activities	74,368	107,927
Cash Flows from Investing Activities:
Cash receipts (payments) for interest rate swap	566	(1,556)
Purchases of installation and service parts and property and equipment	(28,333)	(30,098)
Cash proceeds from the sale of assets	90	129
Net cash used in investing activities	(27,677)	(31,525)
Cash Flows from Financing Activities:
Repayment of long-term debt	(4,509)	(77,009)
Payment of debt issuance costs	(224)	(192)
Proceeds from the exercise of warrants	—	105,750
Share repurchases and retirement	(51,500)	—
Proceeds from the exercise of stock options	974	2,388
Payment of employee tax withholding related to RSUs and PSUs vesting	(5,658)	(3,028)
Net cash (used in) provided by financing activities	(60,917)	27,909
Effect of exchange rate changes on cash and cash equivalents	(98)	73
Net (decrease) increase in cash, cash equivalents and restricted cash	(14,324)	104,384
Cash, cash equivalents and restricted cash - beginning of period	139,722	109,115
Cash, cash equivalents and restricted cash - end of period	$125,398	$213,499

VERRA MOBILITY CORPORATION

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Net income	$34,223	$19,108	$63,372	$23,685
Interest expense, net	18,845	22,771	38,480	45,458
Income tax provision	13,369	12,522	23,192	20,367
Depreciation and amortization	27,465	28,996	54,351	59,305
EBITDA	93,902	83,397	179,395	148,815
Transaction and other related expenses	113	64	1,641	332
Transformation expenses	1,569	665	1,569	724
Change in fair value of private placement warrants (i)	—	10,918	—	25,519
Gain on interest rate swap (ii)	(23)	(4,805)	(419)	(2,007)
Loss on extinguishment of debt (iii)	—	209	595	1,558
Stock-based compensation (iv)	6,590	4,525	12,148	7,903
Adjusted EBITDA	$102,151	$94,973	$194,929	$182,844

Adjusted EBITDA Margin	46%	46%	45%	46%

(i)
This related to adjustments to the private placement warrants liability from the re-measurement to fair value at the end of the reporting period.
(ii)
Gain on interest rate swap is associated with the derivative instrument re-measured to fair value at the end of each reporting period offset by the related monthly cash receipts/payments.
(iii)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the refinancing of our debt for the six months ended June 30, 2024 and the early repayment of debt for the three and six months ended June 30, 2023.
(iv)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$40,036	$62,710	$74,368	$107,927
Purchases of installation and service parts and property and equipment	(14,054)	(11,726)	(28,333)	(30,098)
Free Cash Flow	25,982	50,984	46,035	77,829
Legal settlement	—	—	31,500	—
Income tax effect on adjustment (1)	—	—	(9,450)	—
Adjusted Free Cash Flow	$25,982	$50,984	$68,085	$77,829

(1)
The annual estimated effective tax rate to calculate the income tax effect on the legal settlement adjustment is 30.0%.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND CALCULATION OF ADJUSTED EPS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2024	2023	2024	2023
Net income	$34,223	$19,108	$63,372	$23,685
Amortization of intangibles	16,741	20,034	33,486	42,002
Transaction and other related expenses	113	64	1,641	332
Transformation expenses	1,569	665	1,569	724
Change in fair value of private placement warrants	—	10,918	—	25,519
Change in fair value of interest rate swap	249	(5,115)	147	(3,563)
Loss on extinguishment of debt	—	209	595	1,558
Stock-based compensation	6,590	4,525	12,148	7,903
Total adjustments before income tax effect	25,262	31,300	49,586	74,475
Income tax effect on adjustments	(7,579)	(6,253)	(14,697)	(14,693)
Total adjustments after income tax effect	17,683	25,047	34,889	59,782
Adjusted Net Income	$51,906	$44,155	$98,261	$83,467

Adjusted EPS	$0.31	$0.29	$0.58	$0.55
Diluted weighted average shares outstanding	168,615	152,590	168,670	151,586
Annual estimated effective income tax rate (1)	30%	31%	30%	31%

(1)
The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.

RECONCILIATION OF TOTAL LONG-TERM DEBT TO NET DEBT AND NET LEVERAGE (Unaudited)

($ in thousands)	June 30, 2024	December 31, 2023
Total long-term debt, net of current portion	$1,036,338	$1,029,113
Current portion of long-term debt	—	9,019
Total long-term debt	1,036,338	1,038,132
Original issue discounts	2,963	3,646
Unamortized deferred financing costs	10,777	12,809
Total long-term debt, excluding original issue discounts and unamortized deferred financing costs	1,050,078	1,054,587
Cash and cash equivalents	(122,020)	(136,309)
Net Debt	$928,058	$918,278

Net Leverage	2.4x	2.5x
Trailing twelve months adjusted EBITDA	383,587	371,502

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com